UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)    SEPTEMBER 22, 2005
---------------------------------------------------------------------------



                    OIL-DRI CORPORATION OF AMERICA
---------------------------------------------------------------------------
        (Exact name of registrant as specified in its charter)


         DELAWARE                    0-8675                 36-2048898
---------------------------     ------------------     --------------------
(State or other jurisdiction     (Commission File          (IRS Employer
     of incorportion)                 Number)           Identification No.)


     410 NORTH MICHIGAN AVENUE
             SUITE 400
         CHICAGO, ILLINOIS                                  60611-4213
---------------------------------------------------------------------------
  (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code      (312) 321-1515
---------------------------------------------------------------------------




---------------------------------------------------------------------------
    (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On September 22, 2005, Oil-Dri Corporation of America (the "Registrant") issued a press release announcing its fourth quarter and full fiscal year results of operations for its fiscal year ended July 31, 2005. A copy of the press release is attached as Exhibit 99.1 and the information contained therein is incorporated herein by reference. The information contained in this Form 8-K, including the exhibit, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and it shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.


ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(a) None.

(b) None.

(c) Exhibits


Exhibit
NUMBER                       DESCRIPTION OF EXHIBITS
------     --------------------------------------------------------
 99.1       Press Release of Registrant dated September 22, 2005.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         OIL-DRI CORPORATION OF AMERICA



                          By: /S/  CHARLES P. BRISSMAN
                              --------------------------------
                              Charles P. Brissman
                              Vice President and General Counsel




Date: September 23, 2005

                                  EXHIBIT INDEX


Exhibit
NUMBER                         DESCRIPTION OF EXHIBITS
------     -----------------------------------------------------------
 99.1          Press Release of Registrant dated September 22, 2005.

                                                    Exhibit 99.1

   RELEASE:Immediate                      CONTACT:  Ronda J. Williams
                                                    312-706-3232

          OIL-DRI REPORTS FOURTH QUARTER AND YEAR-END RESULTS

   CHICAGO - September 22, 2005 - Oil-Dri Corporation of America (NYSE: ODC) today announced sales of $46,017,000 for the fourth quarter ended July 31, 2005 compared to sales of $44,803,000 in the same quarter one year ago. The company reported net income of $1,142,000 or $0.19 per diluted share in the fourth quarter. In the fourth quarter one year ago, the Company recorded a pre-tax charge of $1,250,000 and incurred approximately $700,000 of additional legal expenses associated with patent infringement litigation. These pre-tax costs reduced last year's fourth quarter net income resulting in a net loss of $237,000 or a loss of $0.04 per diluted share.

   Sales for fiscal year 2005 were $187,868,000, compared to sales of $185,511,000 for fiscal year 2004. Net income for the fiscal year was $6,540,000 or $1.10 per diluted share, a 30% increase over net income of $5,033,000 or $0.84 per diluted share for fiscal year 2004.

   FISCAL 2005 IN REVIEW

   Daniel Jaffee, Oil-Dri President and CEO said, "We are quite pleased with our year-end results in spite of the unanticipated and unprecedented increases in the cost of energy, packaging materials and delivery costs.

   "During the year the Board of Directors increased the dividend by 10% for the second year in a row and authorized an additional 500,000 shares for repurchase in our Common Stock buy-back program. The company has repurchased 727,906 shares of Common Stock over the past three years. We are also very pleased with the continued improvement in other key metrics as indicated below:

   ----------------------------------------------------------------------------
      KEY METRICS      F'05         F'04         F'03       F'02         F'01
   ----------------------------------------------------------------------------
   Return on average   5.2%         3.9%         2.4%       (0.9%)        0.7%
   total assets
   ----------------------------------------------------------------------------
   Return on average   9.0%         7.1%         4.5%       (1.6%)        1.3%
   stockholders'
   equity
   ----------------------------------------------------------------------------
   Cash, cash    $19,435,000  $23,069,000  $16,670,000  $16,236,000  $5,701,000
   equivalents
   & investments
   ----------------------------------------------------------------------------
   Notes payable $23,320,000  $27,400,000  $31,400,000  $34,250,000 $36,406,000
   ----------------------------------------------------------------------------
   Notes payable  $3,885,000   $4,331,000  $14,730,000  $18,014,000 $30,705,000
   minus cash
   and equivalents
   ----------------------------------------------------------------------------
   Net income       $1.10        $0.84         $0.54       ($0.19)      $0.16
   (loss) per
   diluted share
   ----------------------------------------------------------------------------
   Stock price at  $18.03       $16.39        $11.95        $7.50       $8.00
   July 31,
   ----------------------------------------------------------------------------

   "We are concerned about the reduction in gross margins compared with last year which is attributable to increased energy costs and other manufacturing components. Now more than ever, it is imperative that we efficiently manage manufacturing costs and sell higher margin products in our profitable regions.

   "This year we also absorbed significant expense associated with our Sarbanes-Oxley section 404 readiness efforts. The documentation and testing process is time consuming and very costly and are particularly significant to a company of our size. We were pleased that the SEC Advisory Committee on Smaller Public Companies, of which our Chairman, Richard Jaffee is a member, recommended another year's delay of the implementation of section 404. We hope additional relief will ultimately be granted.

   "On July 1, 2005, Oil-Dri joined the Russell Microcap Index. This newly launched index is comprised of the smallest 1,000 securities in the small-cap Russell 2000 Index along with the next smallest 1,000 companies, based on ranking of all U.S. equities by market capitalization. Our inclusion in this new index will offer a barometer to compare performance against the microcap marketplace of stocks."
                                    -more-

   YEAR-END BUSINESS REVIEW

   The CONSUMER PRODUCTS GROUP increased sales in the quarter by 2% and 1% for the fiscal year. Operating income was flat in the fourth quarter and down 3% for the year. Branded business was up primarily due to new product rollouts while strong competition negatively affected private label sales.
   Scoopable litter sales were up, while coarse litter sales slightly declined reflecting general cat litter market trends. Favorable sales mix and lower expenses, however, helped alleviate rising production and packaging costs.
   The increase in sales primarily came from Oil-Dri Canada, co-manufactured businesses and non-grocery outlets.

   During the year new consumer websites for Jonny Cat and Cat's
   Pride were developed to promote the brands. Consumers can visit the websites at WWW.JONNYCAT.COM and WWW.CATSPRIDE.COM.

   Sales for the CROP PRODUCTION AND HORTICULTURAL PRODUCTS GROUP were up 7% in the quarter but down 14% for the year. Operating income in the quarter was down 82% and down 57% for the year. Throughout the year Agsorb carrier sales were negatively affected by the increasing acceptance of genetically modified seed and seed treatments for corn rootworm as well as inventory carryover from aggressive customer purchasing last year.
   The sales downturn, however, did not continue in the fourth quarter. Pro's Choice sports field products increased sales for the year helping to offset decreased sales of Agsorb and Flo-Fre. Higher manufacturing and freight costs negatively impacted income for all product lines within the group.

   INDUSTRIAL AND AUTOMOTIVE PRODUCTS GROUP sales were up 1% for the quarter and up 4% for the year. The group reported an operating loss for the quarter and year. Price increases primarily contributed to increased sales of both floor absorbent and synthetic sorbents. Manufacturing and freight costs greatly effected margins.

   Sales for the SPECIALTY PRODUCTS GROUP were up 6% in the quarter and up 11% for the fiscal year. Operating income was up 5% in the quarter and up 12% for the year. ConditionAde binder in Latin America and Asia strongly contributed to the group's sales growth. Pure-Flo bleaching earth sales were also up in the U.S. and abroad.

   FINANCIAL REVIEW

   On June 9, 2005, Oil-Dri's Board of Directors declared a regular quarterly cash dividend of $0.11 per share on the company's Common Stock. The dividend was paid on September 9, 2005 to stockholders of record at the close of business on August 5, 2005. At the July 31, 2005 closing price of $18.03 and assuming cash dividends continue at the same rate, the annual yield on the company's Common Stock is 2.4%.

   During the fiscal year, the company repurchased 463,800 shares of Common Stock, at an average price of $17.46 per share. The company has 218,704 shares remaining under its current repurchase authorization.

   Cash, cash equivalents and short-term investments at July 31, 2005, totaled $19,435,000. Operating cash flow was $12,810,000 for the fiscal year. Capital expenditures for the fiscal year totaled $7,311,000, which was $118,000 less than the depreciation and amortization of $7,429,000. Debt repayments for the year totaled $4,080,000.

   LOOKING FORWARD

   Jaffee added, "Last week, we sold water rights we owned in northern Nevada to an unaffiliated party. We were pleased to liquidate these non-strategic assets, and expect to record non-recurring income of approximately $0.04 per share in our first quarter ending October 31, 2005 as a result of the transaction.

   "For the past three years we have focused our R&D efforts on new product development. These efforts have been successful in establishing line extensions for our Jonny Cat cat litter brand, revitalizing our consumer packaging, and qualifying business-to-business opportunities. As we move into the next fiscal year, we will begin to capitalize on emerging and new business-to-business markets by creating a new product group.

   "Steve Azzarello was named Vice President and General Manager heading the new Precision Products Group. He will oversee the animal health and nutrition product lines including ConditionAde binder, Poultry Guard litter amendment, PelUnite Plus pellet binder and all new business-to-business products. This transition is a natural progression as we strive to grow our specialized businesses.

   "Beginning fiscal 2006, we will no longer provide annual earnings per share guidance. We will continue to discuss value drivers, strategic initiatives and significant operating issues in our quarterly news releases and teleconferences. We value our investors and believe these changes will allow us to better focus on communicating our long-term business strategies.

                                   -more-

   "Finally, our hearts go out to the many families who have been displaced by Hurricane Katrina. We have many employees whose family and friends have suffered from this disaster. Oil-Dri and its employees, through a matching funds program, have made contributions to assisting charitable organizations in hopes of providing some relief for the victims. We will continue to keep everyone affected by this disaster in our thoughts."

                                      ###

   THE COMPANY WILL OFFER A LIVE WEB CAST OF THE FOURTH QUARTER
   EARNINGS TELECONFERENCE ON FRIDAY, SEPTEMBER 23, 2005 AT 10:00AM
   CENTRAL TIME. TO LISTEN TO THE CALL VIA THE WEB, PLEASE VISIT
   WWW.STREETEVENTS.COM OR WWW.OILDRI.COM. AN ARCHIVED WEBCAST OF THE
   CALL WILL BE AVAILABLE FOR APPROXIMATELY 30 DAYS AFTER THE CALL AND
   WRITTEN TRANSCRIPTS OF ALL TELECONFERENCES ARE POSTED ON THE
   OIL-DRI WEB SITE.
===============================================================================


   JONNY CAT, CAT'S PRIDE, PRO'S CHOICE, AGSORB, FLO-FRE,
   CONDITIONADE, PELUNITE PLUS, POULTRY GUARD AND PURE-FLO ARE ALL REGISTERED TRADEMARKS OF OIL-DRI CORPORATION OF AMERICA. RUSSELL MICROCAP(TM) INDEX IS A TRADEMARK OF FRANK RUSSELL COMPANY.

   OIL-DRI CORPORATION OF AMERICA IS THE WORLD'S LARGEST MANUFACTURER OF CAT LITTER AND A LEADING SUPPLIER OF SPECIALTY SORBENT PRODUCTS FOR INDUSTRIAL, AUTOMOTIVE, AGRICULTURAL, HORTICULTURAL AND
   SPECIALTY MARKETS.

   THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS REGARDING THE COMPANY'S EXPECTED PERFORMANCE FOR FUTURE PERIODS, AND ACTUAL RESULTS FOR SUCH PERIODS MIGHT MATERIALLY DIFFER. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO UNCERTAINTIES WHICH INCLUDE, BUT ARE NOT LIMITED TO, INTENSE COMPETITION FROM MUCH LARGER ORGANIZATIONS IN THE CONSUMER MARKET; THE LEVEL OF SUCCESS IN IMPLEMENTATION OF PRICE INCREASES AND SURCHARGES; INCREASING ACCEPTANCE OF GENETICALLY MODIFIED AND TREATED SEED AND OTHER CHANGES IN OVERALL AGRICULTURAL DEMAND; INCREASING REGULATION OF THE FOOD CHAIN; CHANGES IN THE MARKET CONDITIONS, THE OVERALL ECONOMY, VOLATILITY IN THE PRICE AND AVAILABILITY OF NATURAL GAS, FUEL OIL AND OTHER ENERGY SOURCES, AND OTHER FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S ANNUAL REPORT AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

OIL - DRI CORPORATION OF AMERICA
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

                                           FOURTH QUARTER ENDED JULY 31,
                                       -------------------------------------
                                                  % OF               % OF
                                         2005     SALES      2004    SALES
                                       -------------------------------------
NET SALES                              $ 46,017   100.0%   $ 44,803   100.0%

COST OF SALES                            36,668    79.7%     34,794    77.7%
                                       -------------------------------------
GROSS PROFIT                              9,349    20.3%     10,009    22.3%
OTHER CONTRACTUAL INCOME AND
  NONRECURRING CHARGES                     --       --       (1,250)   -2.8%

OPERATING EXPENSES                       (7,550)  -16.4%     (8,523)  -19.0%
                                       -------------------------------------
OPERATING INCOME                          1,799     3.9%        236     0.5%
INTEREST EXPENSE                           (426)   -0.9%       (490)   -1.1%
OTHER INCOME                                215     0.5%        101     0.3%
                                       -------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES         1,588     3.5%       (153)   -0.3%
INCOME TAXES                                446     1.0%         84     0.2%
                                       -------------------------------------
NET INCOME (LOSS)                      $  1,142     2.5%   $   (237)   -0.5%
                                       =====================================

NET INCOME PER SHARE:
                BASIC COMMON              $0.22              $(0.04)
                BASIC CLASS B COMMON      $0.17              $(0.04)
                DILUTED                   $0.19              $(0.04)

AVERAGE SHARES OUTSTANDING:
                BASIC COMMON              4,005               4,050
                BASIC CLASS B COMMON      1,458               1,450
                DILUTED                   5,892               5,500

                                            TWELVE MONTHS ENDED JULY 31,
                                       -------------------------------------
                                                  % OF               % OF
                                         2005     SALES      2004     SALES
                                       -------------------------------------
NET SALES                              $187,868   100.0%   $185,511   100.0%
COST OF SALES                           147,513    78.5%    142,263    76.7%
                                       -------------------------------------
GROSS PROFIT                             40,355    21.5%     43,248    23.3%
OTHER CONTRACTUAL INCOME AND
  NONRECURRING CHARGES                     --       --       (1,250)   -0.7%
LOSS ON IMPAIRED LONG-LIVED ASSETS         --       --         (464)   -0.2%
OPERATING EXPENSES                      (30,470)  -16.2%    (32,975)  -17.8%
                                       -------------------------------------
OPERATING INCOME                          9,885     5.3%      8,559     4.6%
INTEREST EXPENSE                         (1,758)   -0.9%     (2,079)   -1.1%
OTHER INCOME                                805     0.4%        451     0.2%
                                       -------------------------------------
INCOME BEFORE INCOME TAXES                8,932     4.8%      6,931     3.7%
INCOME TAXES                              2,392     1.3%      1,898     1.0%
                                       -------------------------------------
NET INCOME                             $  6,540     3.5%   $  5,033     2.7%
                                       =====================================


NET INCOME PER SHARE:
                BASIC COMMON              $1.28               $0.98
                BASIC CLASS B COMMON      $0.96               $0.74
                DILUTED                   $1.10               $0.84

AVERAGE SHARES OUTSTANDING:
                BASIC COMMON              4,038               4,040
                BASIC CLASS B COMMON      1,454               1,437
                DILUTED                   5,964               5,962


OIL - DRI  CORPORATION OF AMERICA
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per share amounts)
(unaudited)

                                                             AS OF JULY 31,
                                                         ---------------------
                                                           2005         2004
                                                         ---------------------
CURRENT ASSETS
              CASH, CASH EQUIVALENTS AND INVESTMENTS     $ 19,435     $ 23,069
              ACCOUNTS RECEIVABLE, NET                     23,611       24,169
              INVENTORIES                                  12,686       12,399
              PREPAID EXPENSES                              7,364        8,344
                                                         ---------------------
                       TOTAL CURRENT ASSETS                63,096       67,981
                                                         ---------------------
PROPERTY, PLANT AND EQUIPMENT                              47,898       47,802
OTHER ASSETS                                               12,577       13,092
                                                         ---------------------
TOTAL ASSETS                                             $123,571     $128,875
                                                         =====================

CURRENT LIABILITIES
              CURRENT MATURITIES OF NOTES PAYABLE        $  3,080     $  4,080
              ACCOUNTS PAYABLE                              5,228        5,701
              DIVIDENDS PAYABLE                               559          513
              ACCRUED EXPENSES                             13,667       16,742
                                                         ---------------------
                       TOTAL CURRENT LIABILITIES           22,534       27,036
                                                         ---------------------
LONG-TERM LIABILITIES
              NOTES PAYABLE                                20,240       23,320
              OTHER NONCURRENT LIABILITIES                  6,943        6,261
                                                         ---------------------
                       TOTAL LONG-TERM LIABILITIES         27,183       29,581
                                                         ---------------------
STOCKHOLDERS' EQUITY                                       73,854       72,258
                                                         ---------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $123,571     $128,875
                                                         =====================

BOOK VALUE PER SHARE OUTSTANDING                           $13.45       $13.19

ADDITIONS TO AND ACQUISITIONS OF
       PROPERTY, PLANT AND EQUIPMENT     FOURTH QUARTER    $2,081       $2,345
                                         YEAR TO DATE      $7,311       $6,067

DEPRECIATION AND AMORTIZATION CHARGES    FOURTH QUARTER    $1,794       $1,948
                                         YEAR TO DATE      $7,429       $8,057


OIL - DRI CORPORATION OF AMERICA
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

                                                     FOR THE TWELVE
                                                      MONTHS ENDED
                                                         JULY 31
                                                  ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES                 2005        2004
                                                  ----------------------

NET INCOME                                        $  6,540     $  5,033

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATION ACTIVITIES:

     DEPRECIATION AND AMORTIZATION                   7,429        8,057
     DECREASE (INCREASE) IN ACCOUNTS RECEIVABLE        531         (615)
     (INCREASE) DECREASE IN INVENTORIES               (287)         108
     (DECREASE) IN ACCOUNTS PAYABLE                    (26)        (823)
     (DECREASE) INCREASE IN ACCRUED EXPENSES        (3,074)       2,825
     OTHER                                           1,697        3,700
                                                  ----------------------
          TOTAL ADJUSTMENTS                          6,270       13,252
                                                  ----------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES      12,810       18,285
                                                  ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES

     CAPITAL EXPENDITURES                           (7,311)      (6,067)
     OTHER                                           3,736       (4,361)
                                                  ----------------------
     NET CASH USED IN INVESTING ACTIVITIES          (3,575)     (10,428)
                                                  ----------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     PRINCIPAL PAYMENTS ON LONG-TERM DEBT           (4,080)      (4,000)
     DIVIDENDS PAID                                 (2,206)      (1,998)
     PURCHASE OF TREASURY STOCK                     (8,214)      (1,824)
     OTHER                                           4,862        1,560
                                                  ----------------------
     NET CASH USED IN FINANCING ACTIVITIES          (9,638)      (6,262)
                                                  ----------------------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                         (403)       1,595
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR         6,348        4,753
                                                  ----------------------
CASH AND CASH EQUIVALENTS, JULY 31                $  5,945     $  6,348
                                                  ======================